EXHIBIT 99.2

P.O. Box 25099 • Richmond, VA 23260 • Phone: (804) 359-9311 • Fax: (804) 254-3594

PRESS RELEASE

CONTACT:	Karen M. L. Whelan		RELEASE: Hold for call
	Phone:	(804) 359-9311
	Fax:	(804) 254-3594
	Email:	investor@universalleaf.com

Universal Corporation Announces First Quarter Results

Richmond, VA, August 8, 2005 / PRNEWSWIRE

Allen B. King, Chairman, President, and Chief Executive Officer of Universal Corporation (NYSE:UVV), announced today that net income for the quarter ended June 30, 2005, was $11.8 million, or 46 cents per diluted share, compared to $20.5 million, or 80 cents per diluted share, last year. The current quarter’s earnings were below last year’s first quarter results due to a decline in tobacco operating earnings and higher interest expense. Revenues were $860 million in the quarter, compared to $737 million a year ago. Revenue increased for the quarter in all three operating segments.

Results from Universal’s joint venture in oriental tobaccos were lower due to shipment timing, which reduced carryover sales in the current quarter. Customers requested accelerated shipments at the end of fiscal year 2005 and, therefore, sales that would normally have occurred during the first quarter were recorded during the fourth quarter of fiscal year 2005. In addition, although tobacco shipments from Brazil were comparable to those of last year, margins on those sales were lower. Higher costs due to the relative strength of the Brazilian currency and lower average leaf quality caused by adverse weather conditions have combined to reduce operating margins. Carryover shipments from Africa were up significantly in the quarter, but they were at lower operating margins because the shipments were of lower value stock, including by-products, and because of higher selling and administrative costs in the region. Sales volumes of blended strips were lower in the quarter, and are forecast to be lower for the year, due to a decline in demand for this product.

Non-tobacco results were mixed for the quarter. Lumber and building products operations continued to perform well in a very difficult market but produced lower earnings in the quarter, while the results for agri-products were substantially higher. The continued weakness of the economy in the Netherlands along with heavy price competition has depressed quarterly results in the lumber and building products segment. Results in the construction supply market improved on higher volumes, but severe pricing pressures from DIY retailers negatively affected margins in retail supply. Agri-product results benefited from higher sales volumes and cost control efforts, primarily in rubber and seeds. In addition, results from nuts and dried fruits operations improved over last year. Revenues of the agri-products segment increased by more than 30%, principally because of higher commodity prices, higher volumes of rubber, and last year’s consolidation of a former joint venture after acquiring control.

Corporate expenses were lower in the quarter primarily due to lower costs related to pension settlement this year and a currency gain on a foreign withholding tax refund. Interest expense was substantially higher for the quarter due to increased borrowing levels and higher short-term interest rates. Although outstanding debt levels increased by approximately $270 million over those of last year’s first quarter, interest costs were primarily affected by the increase in short-term interest rates, which nearly tripled since last year. In addition, the tax rate remains high at 39.5% due to excess foreign taxes recorded in countries where the tax rate exceeds the U.S. rate and due to local tax expense recorded by a foreign subsidiary with a U.S. dollar loss for the quarter.

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Universal Corporation

Tobacco crops in the United States are projected to be 9% smaller as farmers react to the end of the price support program. Italy has recently adopted the European Union’s 40% minimum decoupling provisions for the tobacco subsidy for most growths. That move is likely to reduce production, but is also likely to maintain a viable Italian tobacco sector for the interim period. The decline in Italian production will accelerate after the expiration of the interim period with the 2010 crop, unless action is taken to extend the system through year 2013 or alternative funds are made available at the national level. In contrast, the Greek government has adopted 100% decoupling so that farmers can receive the E.U. subsidy without growing tobacco. This move is likely to reduce production of certain classical oriental styles handled by the Company’s joint venture. The African expansion program is beginning to show results in the form of production of a larger quantity of good quality leaf, which should increase results. Flue-cured crops in Malawi, Tanzania, and Zambia are all of good quality and demand is strong. The quality of the Mozambique burley crop is good, demand is strong, and new customers have entered the market. Large crops in South America will cause excess supply in certain grades of tobacco, which is likely to increase uncommitted inventories and reduce supplier margins.

Mr. King stated, “The remainder of the fiscal year will be particularly challenging. Tobacco results will continue to be hampered by the below-average quality of the Brazilian crop and the strength of the Brazilian currency, along with lower shipments from our oriental tobacco joint venture. Lumber and building products will have to contend with a continued weak European economy and the prospect of a stronger U.S. dollar, which will reduce translated euro-based results. In addition, continuing costs of compliance with the Sarbanes-Oxley Act, higher interest costs, and a high corporate tax rate will weigh on the year. In addressing these challenges, we plan to focus on customer service, reduce overhead by $9 million by the end of the fiscal year, and strengthen our balance sheet.”

Additional information

The information includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The Company cautions readers that any statements contained herein regarding earnings and expectations for its performance are forward-looking statements based upon management’s current knowledge and assumptions about future events, including anticipated levels of demand for and supply of its products and services; costs incurred in providing these products and services; timing of shipments to customers; changes in market structure; and general economic, political, market, and weather conditions. Lumber and building products earnings are also affected by changes in exchange rates between the U.S. dollar and the euro. Actual results, therefore, could vary from those expected. A further list and description of these risks, uncertainties and other factors can be found in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2005 and in other documents the Company files with the Securities and Exchange Commission. This information should be read in conjunction with the Annual Report on Form 10-K for the year ended March 31, 2005.

At 9:00 a.m. (Eastern Time) on August 9, 2005, the Company will host a conference call to discuss these results. Those wishing to listen to the call may do so by visiting www.universalcorp.com at that time. A replay of the call will also be available for seven days at this web site or by dialing 888-707-8786.

Universal Corporation is a diversified company with operations in tobacco, lumber, and agri-products. Universal Corporation’s gross revenues for the fiscal year that ended on March 31, 2005, were approximately $3.3 billion. For more information on Universal Corporation, visit its web site at www.universalcorp.com.

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Universal Corporation

UNIVERSAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME AND RETAINED EARNINGS

(In thousands of dollars, except per share data)

	Three Months Ended June 30,
	2005	2004
	(Unaudited)
Sales and other operating revenues	$860,144	$737,141

Costs and expenses
Cost of goods sold	720,576	601,067
Selling, general and administrative expenses	100,566	94,849

Operating income	39,002	41,225
Equity in pretax earnings (loss) of unconsolidated affiliates	(2,921)	2,909
Interest expense	18,808	12,608

Income before income taxes and other items	17,273	31,526
Income taxes	6,823	12,453
Minority interests	(1,369)	(1,406)

Net income	$11,819	$20,479

Earnings per common share - basic	$0.46	$0.80

Earnings per common share - diluted	$0.46	$0.80

Retained earnings - beginning of period	$733,763	$679,202
Net income	11,819	20,479
Cash dividends declared ($.42 in 2005, $.39 in 2004)	(10,786)	(9,951)

Retained earnings - end of period	$734,796	$689,730

See accompanying notes.

— M O R E —

Universal Corporation

UNIVERSAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands of dollars)

	June 30, 2005	June 30, 2004	March 31, 2005
	(Unaudited)	(Unaudited)
ASSETS
Current
Cash and cash equivalents	$64,223	$52,686	$58,625
Accounts receivable, net	489,248	425,146	494,963
Advances to suppliers, net	151,492	124,356	171,906
Accounts receivable - unconsolidated affiliates	4,693	6,545	4,759
Inventories - at lower of cost or market:
Tobacco	838,089	790,089	609,114
Lumber and building products	148,157	150,045	167,333
Agri-products	166,587	127,573	172,448
Other	70,185	49,715	42,473
Prepaid income taxes	4,132	10,061	5,504
Deferred income taxes	7,151	15,146	6,875
Other current assets	64,869	65,889	54,808

Total current assets	2,008,826	1,817,251	1,788,808

Property, plant and equipment - at cost
Land	72,002	70,188	78,127
Buildings	378,851	376,952	395,077
Machinery and equipment	760,505	703,716	746,198

	1,211,358	1,150,856	1,219,402
Less accumulated depreciation	(588,650)	(574,783)	(595,732)

	622,708	576,073	623,670
Other assets
Goodwill and other intangibles	135,420	133,844	138,053
Investments in unconsolidated affiliates	86,390	89,043	98,789
Deferred income taxes	90,967	61,758	85,014
Other noncurrent assets	172,923	91,883	150,990

	485,700	376,528	472,846

Total assets	$3,117,234	$2,769,852	$2,885,324

See accompanying notes.

— M O R E —

Universal Corporation

UNIVERSAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands of dollars)

	June 30, 2005	June 30, 2004	March 31, 2005
	(Unaudited)	(Unaudited)
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current
Notes payable and overdrafts	$538,460	$394,375	$429,470
Accounts payable	355,313	340,848	299,452
Accounts payable - unconsolidated affiliates	637	401	279
Customer advances and deposits	144,230	183,554	48,634
Accrued compensation	27,611	25,786	35,621
Income taxes payable	32,622	30,559	32,866
Current portion of long-term obligations	113,438	57,419	123,439

Total current liabilities	1,212,311	1,032,942	969,761

Long-term obligations	838,733	769,348	838,687

Postretirement benefits other than pensions	43,918	42,283	43,459

Other long-term liabilities	133,916	93,824	131,885

Deferred income taxes	41,421	32,484	43,899

Total liabilities	2,270,299	1,970,881	2,027,691

Minority interests	30,750	32,272	32,245

Shareholders’ equity
Preferred stock, no par value, authorized 5,000,000 shares, none issued or outstanding	—	—	—
Common stock, no par value, authorized 100,000,000 shares, 25,682,609 issued and outstanding shares (25,532,406 at June 30, 2004, and 25,668,590 at March 31, 2005)	118,010	111,896	117,520
Retained earnings	734,796	689,730	733,763
Accumulated other comprehensive loss	(36,621)	(34,927)	(28,895)

Total shareholders’ equity	816,185	766,699	822,388

Total liabilities and shareholders’ equity	$3,117,234	$2,769,852	$2,882,324

See accompanying notes.

— M O R E —

Universal Corporation

UNIVERSAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands of dollars)

	Three Months Ended June 30,
	2005	2004
	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$11,819	$20,479
Depreciation	15,695	15,585
Amortization	1,127	848
Other adjustments to reconcile net income to net cash provided by operating activities	16,163	5,825
Changes in operating assets and liabilities	(113,622)	(112,017)

Net cash used by operating activities	(68,818)	(69,280)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property, plant and equipment	(27,076)	(14,078)
Purchase of business, net of cash acquired	—	(12,477)
Sales of property, plant, and equipment and other	2,171	2,261

Net cash used in investing activities	(24,905)	(24,294)

CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of short-term debt, net	125,436	120,655
Repayment of long-term debt	(11,439)	(4,550)
Issuance of common stock	490	802
Dividends paid	(10,786)	(9,951)
Other	(3,713)	—

Net cash provided by in financing activities	99,988	106,956

Effect of exchange rate changes on cash	(667)	(6)

Net increase in cash and cash equivalents	5,598	13,376
Cash and cash equivalents at beginning of year	58,625	39,310

Cash and cash equivalents at end of period	$64,223	$52,686

See accompanying notes.

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Universal Corporation

UNIVERSAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. BASIS OF PRESENTATION

Universal Corporation, with its subsidiaries (the “Company” or “Universal”), has operations in tobacco, lumber and building products, and agri-products. Because of the seasonal nature of these businesses, the results of operations for any fiscal quarter will not necessarily be indicative of results to be expected for other quarters or a full fiscal year. All adjustments necessary to state fairly the results for the period have been included and were of a normal recurring nature. Certain amounts in prior year statements have been reclassified to conform to the current year presentation.

NOTE 2. GUARANTEES, OTHER CONTINGENT LIABILITIES, AND OTHER MATTERS

Guarantees and Other Contingent Liabilities

Guarantees of bank loans to growers for crop financing and construction of curing barns or other tobacco producing assets are industry practice in Brazil and support the farmers’ production of tobacco there. At June 30, 2005, total exposure under subsidiaries’ guarantees issued for banking facilities of Brazilian farmers was approximately $171 million. About 61% of these guarantees expire within one year, and nearly all of the remainder expire within five years. The Company withholds payments due to the farmers on delivery of tobacco and forwards those payments to the third-party bank. Failure of farmers to deliver sufficient quantities of tobacco to the Company to cover their obligations to third-party banks could result in a liability for the Company; however, in that case, the Company would have recourse against the farmers. The maximum potential amount of future payments that the Company’s subsidiary could be required to make is the face amount, $171 million, and any unpaid accrued interest. The accrual recorded for the value of the guarantees was approximately $4 million and $3 million at June 30, 2005 and 2004, respectively, and approximately $4 million at March 31, 2005. In addition, the Company has contingent liabilities of approximately $4 million that consist primarily of bid and performance bonds. The Company considers the possibility of a material loss on any of the guarantees and other contingencies to be remote.

Assets Held in Zimbabwe

In recent years, economic and political changes in Zimbabwe have led to a significant decline in tobacco production in that country. Universal has been able to offset the effect of this decline on its business with increased production in other countries. If the political situation in Zimbabwe were to further deteriorate significantly, the Company’s ability to recover its assets there could be impaired. The Company’s equity in its net assets of subsidiaries in Zimbabwe was approximately $46 million at June 30, 2005.

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Universal Corporation

NOTE 3. SEGMENT INFORMATION

Segments are based on product categories. The Company evaluates performance based on segment operating income and equity in pretax earnings of unconsolidated affiliates.

	Three Months Ended June 30,
(in thousands of dollars)	2005	2004
SALES AND OTHER OPERATING REVENUES
Tobacco	$395,392	$349,468
Lumber and building products distribution	243,196	222,772
Agri-products	221,556	164,901

Consolidated total	$860,144	$737,141

OPERATING INCOME
Tobacco	$17,871	$32,237
Lumber and building products distribution	14,879	15,752
Agri-products	7,521	3,705

Total segment operating income	40,271	51,694

Less:
Corporate expenses	4,190	7,560
Equity in pretax earnings (loss) of unconsolidated affiliates	(2,921)	2,909

Consolidated total	$39,002	$41,225

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